EXHIBIT 99.1

Dot VN, Inc. Signs Memorandum of Understanding (MOU) with VNNIC to Support Development and
Growth of Internet in Laos

SAN DIEGO – June 22, 2010 – Dot VN, Inc. (www.DotVN.com) (OTCBB: DTVI), an innovative Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that it has entered into a memorandum of understanding (MOU) with the Vietnam Internet Network Information Center (VNNIC), (www.VNNIC.vn/english), to assist it in developing an Internet policy and managing the  ccTLD”.LA” domain registration program for the country of Laos.

In accordance with the terms of the MOU, Dot VN and VNNIC will partner together to assist the Lao People’s Democratic Republic to establish the Laotian National Internet Committee (LANIC) to support the development and growth of the Laotian country code Top Level Domain (ccTLD) “.LA” and promote the use of the Laotian Internet worldwide. The agreement further provides that Dot VN and VNNIC will cooperate to assist LANIC in developing an Internet management policy and provide operational training, a domain registration platform, a registrar network, a global marketing and promotion strategy, and world class infrastructure. The LANIC infrastructure will be developed based on best of breed technologies, including the use of Elliptical Mobile Solutions’ Micro-Modular Data CenterTM equipment and E-Band Communication’s E-Link 1000EXR millimeter wave radios for which Dot VN has secured distribution rights in the country of Laos.

Commenting on the agreement, Dot VN President Lee Johnson remarked, “We are extremely honored to be working with VNNIC in this capacity. Not only does the agreement further strengthen our continuing partnership with VNNIC, but it signifies the success we have achieved in helping to further the development of the Internet in Vietnam, which we are confident that we can replicate in Laos. We are excited to have the opportunity to bring our expertise to bear on the burgeoning internet and telecommunications market in Laos. Moreover, the MOU is a reaffirmation of our business strategy as we seek to extend our business model outside of Vietnam and capitalize on the rapid growth of the telecommunications and technology industries throughout the Asian region.”

“We are pleased that we have the opportunity to share our resources with the country of Laos to help them in establishing their own identity online and will endeavor to assist them any way we can.  We appreciate their trust in our capabilities and the effectiveness of Vietnamese Internet Policy and Management.  Dot VN has been a key part of the success that we have had in developing the policy and promoting the use of the Vietnamese ccTLD.  As we look forward towards the creation and rebirth of the “.LA” ccTLD, we welcome the participation of a partner like Dot VN and specifically Dr. Lee Johnson in helping the global market realize that “.LA” mean Laos, not Los Angeles” said Mr. Nguyen Le Thuy, Director General of VNNIC.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN. The Company is the “exclusive online global domain name registrar for .VN (Vietnam).” Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region. Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam. For more information, visit www.DotVN.com.

Dot VN is committed to keeping our shareholders informed of latest developments. To receive email alerts regarding press releases and invitations to events, please sign up by accessing the following link: http://bit.ly/DotVN-registration-form.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com
Register your “.vn” domains at:  www.VN

Investor Relations Contact:
CCG Investor Relations - Strategic Communications
Mr. Roger Ellis, Partner
Phone:  310-954-1332
Email:  Roger.Ellis@ccgir.com
Website:  www.ccgir.com